Exhibit B-1
                                                            DRAFT
                                                       10/09/1995










                        SAVANNAH ECONOMIC DEVELOPMENT AUTHORITY

                                          and

                          SAVANNAH ELECTRIC AND POWER COMPANY




                                    _______________

                                    LEASE AGREEMENT
                                    _______________





                              Dated as of January 1, 1996





                  Relating to Savannah Economic Development Authority
                         Industrial Development Revenue Bonds
                     (Savannah Electric and Power Company Project)

                                    LEASE AGREEMENT

                                   TABLE OF CONTENTS

                (This Table of Contents is for convenience of reference
                    only and is not a part of this Lease Agreement)

                                                                        PAGE


                                       ARTICLE I

               DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . .    1

                                      ARTICLE II

                      ACQUISITION AND COMPLETION OF THE PROJECT;
                                 ISSUANCE OF THE BONDS
               SECTION 2.1. Acquisition and Completion of the Project .    3
               SECTION 2.2. Issuance of First Series 1996 Bonds;
                    Additional Bonds  . . . . . . . . . . . . . . . . .    4
               SECTION 2.3.   Establishment of Completion Date. . . . . .  4
               SECTION 2.4.   Insufficiency of Construction Fund  . . .    5

                                      ARTICLE III

                     LEASE OF THE PROJECT; PROVISIONS FOR PAYMENT

               SECTION 3.1. Lease of the Project  . . . . . . . . . . .    5
               SECTION 3.2. Lease Payments and Other Amounts Payable  .    5
               SECTION 3.3. Obligation of the Company Unconditional . .    6
                . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
               SECTION 3.4. Assignment and Pledge of Payments and
                    Rights Under the Agreement  . . . . . . . . . . . .    6
               SECTION 3.5. Letter of Credit  . . . . . . . . . . . . .    7

                                      ARTICLE IV

                                   SPECIAL COVENANTS

               SECTION 4.1.  Use of Project . . . . . . . . . . . . . .    7
               SECTION 4.2. Indemnity Against Claims  . . . . . . . . .    8
               SECTION 4.3. The Company to Maintain Its Corporate
                    Existence; Conditions Under Which Exceptions
                    Permitted . . . . . . . . . . . . . . . . . . . . .    8
               SECTION 4.4. Annual Statement  . . . . . . . . . . . . .    8
               SECTION 4.5. Further Assurances and Corrective
                    Instruments . . . . . . . . . . . . . . . . . . . .    9
               SECTION 4.6.  Maintenance of Project by Company  . . . .    9
               SECTION 4.7. Redemption or Purchase of Bonds . . . . . .    9
                . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

                                        - i -
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                                       ARTICLE V

                            EVENTS OF DEFAULT AND REMEDIES

               SECTION 5.1. Events of Default . . . . . . . . . . . . .   10
               SECTION 5.2. Remedies on Default . . . . . . . . . . . .   11
               SECTION 5.3. Agreement to Pay Attorneys' Fees and
                    Expenses  . . . . . . . . . . . . . . . . . . . . .   12
               SECTION 5.4. No Additional Waiver Implied by One Waiver    12

                                      ARTICLE VI

                                     MISCELLANEOUS

               SECTION 6.1. Term of This Agreement  . . . . . . . . . .   12
               SECTION 6.2. Notices . . . . . . . . . . . . . . . . . .   13
               SECTION 6.3. Binding Effect  . . . . . . . . . . . . . .   13
               SECTION 6.4. Severability  . . . . . . . . . . . . . . .   13
               SECTION 6.5. Amounts Remaining in the Bond Fund  . . . .   13
               SECTION 6.6. Amendments  . . . . . . . . . . . . . . . .   13
               SECTION 6.7. Execution in Counterparts . . . . . . . . .   13
               SECTION 6.8. Applicable Law  . . . . . . . . . . . . . .   13
               SECTION 6.9. Captions  . . . . . . . . . . . . . . . . .   13
               SECTION 6.10. Other Financing  . . . . . . . . . . . . .   14
               EXHIBIT A  . . . . . . . . . . . . . . . . . . . . . . .   15



























                                        - ii -
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               LEASE AGREEMENT dated as of January 1, 1996 between the
          SAVANNAH ECONOMIC DEVELOPMENT AUTHORITY, a public body corporate and politic and an instrumentality of the State of Georgia duly organized and existing under the Constitution and laws of the State of Georgia (the "Issuer"), and SAVANNAH ELECTRIC AND POWER COMPANY, a corporation organized and existing under the laws of the State of Georgia (the "Company"), evidencing the agreement of the parties hereto.

               In consideration of the respective representations and agreements hereinafter contained, the parties hereto agree as follows (provided that in the performance of the agreements of the Issuer herein contained, any obligation it may thereby incur for the payment of money shall not be a general debt, liability or obligation of the Issuer, or of the State of Georgia or any political subdivision thereof but shall be payable solely out of the revenues and proceeds derived from this Agreement and the sale of the Bonds referred to herein):


                                       ARTICLE I

                                      DEFINITIONS

               "Additional Bonds", "Available Moneys", "Bank", "Bondholder", "Bonds", "Bond Fund", "Government Obligations", "Interest Payment Date", "Interest Period", "Letter of Credit", "Purchase Price", "Rating Agency", "Substitute Letter of Credit", "Tender Agent" and "Trustee" have the same meanings given and assigned to such words in Article I of the Indenture (as hereinafter defined).

               "Agreement" means this Lease Agreement and any amendments and supplements hereto.

               "Completion Date" means the date of completion of the acquisition, construction, installation and equipping of the Project (hereinafter defined) as such date shall be certified as provided in Section 2.3 hereof.

               "Cost of Construction" with respect to the Project means the following:

               (a) obligations of the Issuer or the Company incurred for labor and materials (including reimbursements payable to the Issuer or the Company and payments on contracts in the name of the Issuer or the Company) in connection with the acquisition, construction, installation and equipping of the Project;

               (b) the cost of contract bonds and of insurance of all kinds that may be required or necessary during the course of construction of the Project;

               (c) all costs of engineering services, including the costs of the Issuer or the Company for test borings, surveys, estimates, plans and specifications and preliminary investigation therefor, and for supervising construction, as well as for the performance of all other duties required by or consequent upon the proper construction of the Project;

               (d) overheads of the Issuer or the Company, to the extent not included in subparagraph (c) above, allocable to the Project by the Issuer or the Company in accordance with the Uniform System of Accounts prescribed for Public Utilities and Licensees by the Federal Energy Regulatory Commission;

               (e) interest to accrue in respect of the Bonds to the Completion Date, and all expenses incurred in connection with the issuance of the Bonds, including without limitation compensation and expenses of the Trustee, legal expenses and fees, costs of printing and engraving, recording and filing fees, compensation of the underwriters or placement agents and rating agency fees;

               (f) all other costs and allowances which the Issuer or the Company may properly pay or accrue for the acquisition, construction, installation or equipping of the Project or the lease thereof to the Company; and

               (g) any sums required to reimburse the Issuer or the Company for advances made by either of them for any of the above items (including interest on any such advances) or for any other costs incurred or for work done by either of them which are properly chargeable to the Project.

               "Event of Default" means any of the occurrences enumerated in Section 5.1 of this Agreement.

               "First Series 1996 Bonds" means the bonds authorized to be issued under Section 2.02 of the Indenture.

               "Indenture" means the Trust Indenture dated as of January 1, 1996, relating to Industrial Development Revenue Bonds, between the Issuer and _______________________________________________, as
          Trustee, pursuant to which the Bonds are authorized to be issued, and including any indenture supplemental thereto.

               "Plans" means the plans and specifications prepared by or on behalf of the Company for the Project, as the same may be revised from time to time by the Company in accordance with the last paragraph of Section 2.1 hereof.

               "Project" means the coal conveying facilities described in the Plans and, as designed on the date hereof, described generally in Exhibit A hereto.



                                      ARTICLE II

                      ACQUISITION AND COMPLETION OF THE PROJECT;
                                 ISSUANCE OF THE BONDS

               SECTION 2.1. Acquisition and Completion of the Project. The Issuer agrees that:

                    (a) It will cause the Project to be acquired, constructed, installed and equipped as herein provided substantially in accordance with the Plans.

                    (b) It will make, execute, acknowledge and deliver any contracts, orders, receipts, writings and instructions with any other persons, firms or corporations and in general do all things which may be requisite or proper, all for acquiring, constructing, installing, equipping and completing the Project substantially in accordance with the Plans.

                    (c) It will ask, demand, sue for, levy, recover and receive such sums of money, debts or other rights whatsoever to which it may be entitled under any contract, order, receipt, guarantee, warranty, writing or instruction in connection with any of the foregoing, and it will enforce the provisions of any contract, agreement, obligation, bond or other security. Any amounts received in connection with the foregoing, after deduction of reasonable expenses incurred in such recovery, if received prior to the Completion Date, shall be paid into the Construction Fund and, if received on or after the Completion Date, shall be paid into the Bond Fund.

               The Issuer hereby makes, constitutes and appoints the Company as its true, lawful and exclusive agent for the acquisition, construction, installation and equipping of the Project, and the Company hereby accepts such agency, to act and do all things on behalf of the Issuer, to perform all acts and agreements of the Issuer hereinbefore provided in this Section 2.1 and to bring any actions or proceedings against any person which the Issuer might bring with respect thereto as the Company shall deem proper. The Issuer hereby ratifies and confirms all actions of, and assumes and adopts all such contracts entered into by or on behalf of, the Company with respect to the Project prior to the effective date hereof. This appointment of the Company to act as agent as aforesaid and all authority hereby conferred are granted and conferred irrevocably and shall not be terminated by any act of the Issuer or the Company. The Issuer will, upon the request of the Company, assign to the Company all warranties and guarantees of all contractors, subcontractors, suppliers, architects and engineers for the furnishing of labor, materials or equipment or supervision or design in connection with the Project and any rights or causes of action arising from or against any of the foregoing.

               The Issuer and the Company agree to use their best efforts to cause the acquisition, construction, installation and equipping of the Project to be completed substantially in accordance with the Plans with reasonable dispatch, delays incident to "force majeure" (as defined in Section 5.1 hereof) only excepted.

               The Issuer and the Company agree that the Company may at any time or from time to time supplement or amend the Plans (including additions thereto or omissions therefrom).

               SECTION 2.2. Issuance of First Series 1996 Bonds; Additional Bonds. In order to provide funds for payment of the Cost of Construction, the Issuer agrees that it will initially issue and deliver First Series 1996 Bonds to the purchasers thereof at a price to be approved in advance by the Company and apply and deposit the proceeds thereof in accordance with the terms of the Indenture. The Indenture shall be satisfactory in form and substance to the Company and shall provide the manner in which, and the purposes for which, proceeds of Bonds may be used and invested.

               The Issuer has authorized and directed the Trustee to disburse moneys from the Construction Fund in respect of the Cost of Construction in accordance with Section 6.12 of the Indenture.

               If no Event of Default shall have occurred and be continuing, the Issuer will authorize the sale from time to time, to the extent permitted by law, of Additional Bonds, in amounts specified by the Company and upon the terms and conditions provided in the Indenture, for any purpose permitted by the Indenture. The Issuer will deposit the proceeds of any such Additional Bonds with the Trustee in accordance with the terms of the Indenture.

               SECTION 2.3. Establishment of Completion Date. The Completion Date shall be evidenced to the Trustee by a certificate of the Company: (i) stating that the Project has been completed substantially in accordance with the Plans, and (ii) stating that, except for amounts retained by the Trustee at the Company's direction for any Cost of Construction not then due and payable or which is in dispute, the entire Cost of Construction has been paid. Notwithstanding the foregoing, such certificate shall state that it is given without prejudice to any rights against third parties which exist at the date of such certificate or which may subsequently come into being.

               SECTION 2.4. Insufficiency of Construction Fund. The Issuer does not make any warranty, either express or implied, that the amounts in the Construction Fund and available for payment of the Cost of Construction will be sufficient to pay all of the Cost of Construction. The Company agrees that, if after exhaustion of the amounts in the Construction Fund, it should pay any portion of the Cost of Construction, it shall not be entitled to any diminution of the amounts payable as provided in Section 3.2 hereof.


                                      ARTICLE III

                     LEASE OF THE PROJECT; PROVISIONS FOR PAYMENT

               SECTION 3.1. Lease of the Project. The Issuer, as lessor hereunder, agrees to and does hereby lease to the Company, as lessee hereunder, and the Company agrees to and does hereby lease from the Issuer, subject to the provisions of this Agreement, the Project, together with all improvements, easements, accretions and appurtenances thereto belonging or in any wise appertaining.

               SECTION 3.2. Lease Payments and Other Amounts Payable. The Company hereby agrees to pay to the Trustee, as assignee of the Issuer, in funds which will be immediately available on the day payment is due, from time to time as the amount owed hereunder in respect of the lease of the Project, amounts which, and at or before times which, shall correspond to the payments with respect to the principal of and premium, if any, and interest on the Bonds whenever and in whatever manner the same shall become due, whether at stated maturity, upon redemption or declaration or otherwise, and the Purchase Price of Bonds required to be purchased under the Indenture. If, (i) at the date any payment on the Bonds is due, there are any Available Moneys in the Bond Fund which are not being held for the payment of Bonds due and payable but which have not been presented for payment pursuant to Section 6.06 of the Indenture, or (ii) on any date on which Bonds are required to be purchased pursuant to Article IV of the Indenture, there are Available Moneys held for the payment of the Purchase Price which are not being held for the payment of Bonds which have not been presented for payment, then, in each case, such moneys shall be credited against the payment then due hereunder, first in respect of interest and then, to the extent of remaining moneys, in respect of principal (it being understood and agreed that the obligation of the Company to make any payment hereunder shall be satisfied and discharged to the extent of the corresponding payment made to the Trustee by the Bank under any Letter of Credit).

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               The Company will also pay: (i) the fees, charges and
          reasonable expenses of the Trustee, the Tender Agent and any paying agents under the Indenture, such fees, charges and reasonable expenses to be paid directly to the Trustee, the Tender Agent or paying agents for their respective accounts as and when such fees, charges and reasonable expenses become due and payable,
          (ii) any expenses and costs incurred or to be incurred by virtue of the issuance of Additional Bonds and (iii) any expenses in connection with any redemption of the Bonds.

               SECTION 3.3. Obligation of the Company Unconditional. The obligation of the Company to make payments as provided in this Agreement and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional notwithstanding any change in the laws of the United States of America or of the State of Georgia or any political subdivision of either thereof or any failure of the Issuer to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement. Nothing contained in this Section 3.3 shall be construed to release the Issuer from the performance of any of the agreements on its part herein contained; and, in the event the Issuer should fail to perform any such agreement on its part, the Company may institute such action against the Issuer as the Company may deem necessary to compel performance so long as such action shall not violate the agreements on the part of the Company contained in the preceding sentence, but in no event shall the Company be entitled to any diminution of the amounts payable under Section 3.2 hereof. The Company may, however, at its own cost and expense and in its own name or in the name of the Issuer, prosecute or defend any action or proceeding or take any other action involving third persons which the Company deems reasonably necessary in order to secure or protect its right of possession, occupancy and use of the Project hereunder, and in such event the Issuer hereby agrees to cooperate fully with the Company and to take all action necessary to effect the substitution of the Company for the Issuer in any such action or proceeding if the Company shall so request.

               SECTION 3.4. Assignment and Pledge of Payments and Rights Under the Agreement. The Issuer shall assign to the Trustee as security under the Indenture all rights, title and interests of the Issuer in and to this Agreement and all moneys receivable hereunder (except for payments under Sections 4.2 and 5.3 hereof). The Company assents to such assignment and hereby agrees that, as to the Trustee, its obligations to make such payments shall be absolute and shall not be subject to any defense or any right of set-off, counterclaim or recoupment arising out of any breach by the Issuer or the Trustee of any obligation to the Company, whether hereunder or otherwise, or out of any indebtedness or liability at any time owing to the Company by the Issuer or the Trustee.

               SECTION 3.5. Letter of Credit. (a) No Letter of Credit will be provided in connection with the initial issuance of the First Series 1996 Bonds. Subsequent to the initial issuance of the First Series 1996 Bonds, the Company may, in its sole discretion, furnish a Letter of Credit to provide payment of principal of, interest on and Purchase Price of the First Series 1996 Bonds. If the Company is providing the Letter of Credit to provide payment of principal of, interest on and Purchase Price of the First Series 1996 Bonds during any Interest Period with a duration of one week, the Company may deliver the Letter of Credit at any time and the Letter of Credit may be effective on any date and may terminate on any date which is at least six (6) days after an Interest Payment Date. If the Company is providing the Letter of Credit to provide for payments during any Interest Period with a duration greater than one week, the Company shall deliver the Letter of Credit to the Trustee at least ten (10) days before the beginning of the Interest Period and such Letter of Credit shall be effective as of the beginning of such Interest Period and shall terminate at least six (6) days after the end of such Interest Period. As a condition to the delivery to the Trustee of a Letter of Credit, the Company shall furnish to the Trustee, on or before the date of such delivery, the same written evidence and opinions required pursuant to clauses (i), (ii) and (iii) of Section 3.6(b) hereof in connection with the delivery of a Substitute Letter of Credit.

               (b) The Company may provide for the delivery to the Trustee of a Substitute Letter of Credit. Any Substitute Letter of Credit shall be delivered to the Trustee not less than thirty (30) days prior to the expiration of the Letter of Credit it is being issued to replace; provided, however, that on or before the date of such delivery of a Substitute Letter of Credit to the Trustee, the Company shall furnish to the Trustee (i) written evidence from each Rating Agency by which the Bonds are then rated, to the effect that such Rating Agency has reviewed the proposed Substitute Letter of Credit and that the substitution of the proposed Substitute Letter of Credit will not, by itself, result in the reduction of the then applicable rating(s) of the Bonds; and (ii) an opinion of counsel to the issuer of the Substitute Letter of Credit to the effect that the Substitute Letter of Credit will be valid, binding and enforceable in accordance with its terms and is exempt from the registration requirements of the Securities Act of 1933, as amended.


                                      ARTICLE IV

                                   SPECIAL COVENANTS

               SECTION 4.1. Use of Project. The Issuer does hereby covenant and agree that it will not take any action, other than

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          pursuant to the exercise of its rights under Section 5.2 of this
          Agreement, to prevent the Company from having quiet and peaceable possession and enjoyment of the Project during the term of this Agreement and will, at the request of the Company and at the Company's cost, cooperate with the Company in order that the Company may have quiet and peaceable possession and enjoyment of the Project. The Issuer hereby acknowledges that the Project will not constitute any part of the security for the Bonds.

               SECTION 4.2. Indemnity Against Claims. The Company will pay and discharge and will indemnify and hold harmless the Issuer and its officers, employees and agents from (a) any lien or charge upon payments by the Company to the Issuer hereunder, (b) any taxes, assessments, impositions and other charges upon payments by the Company to the Issuer hereunder and (c) any and all liability, damages, costs and expenses arising out of or resulting from the transactions contemplated by this Agreement and the Indenture, including the reasonable fees and expenses of counsel. If any such lien or charge is sought to be imposed upon payments, or any such taxes, assessments, impositions or other charges are sought to be imposed, or any such liability, damages, costs and expenses are sought to be imposed, the Issuer will give prompt notice to the Company, and the Company shall have the sole right and duty to assume, and will assume, the defense thereof, with full power to litigate, compromise or settle the same in its sole discretion.

               SECTION 4.3. The Company to Maintain Its Corporate Existence; Conditions Under Which Exceptions Permitted. The Company agrees that during the term of this Agreement it will maintain its corporate existence and qualification to do business in Georgia, will not dissolve or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it; provided, that the Company may, without violating the agreements contained in this Section 4.3, consolidate with or merge into another domestic corporation (i.e., a corporation incorporated and existing under the laws of one of the states of the United States of America or under the laws of the United States of America) or permit one or more other corporations to consolidate with or merge into it, or sell or otherwise transfer to another domestic corporation all or substantially all of its assets as an entirety and thereafter dissolve, provided that, in the event the Company is not the surviving, resulting or transferee corporation, as the case may be, the surviving, resulting or transferee corporation assumes, accepts and agrees in writing to pay and perform all of the obligations of the Company herein and is a Georgia corporation or is qualified to do business in Georgia as a foreign corporation.

               SECTION 4.4. Annual Statement. The Company agrees to have an annual audit made by its regular independent public accountants

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          and within 180 days after the close of each fiscal year to furnish the Trustee and any Bondholder who may so request a balance sheet and statement of income and surplus showing the financial condition of the Company and its consolidated subsidiaries, if any, at the close of such fiscal year and the results of operations of the Company and its consolidated subsidiaries, if any, for such fiscal year, accompanied by a certificate or opinion of said accountants. The requirements of this Section 4.4 may be satisfied by the submission to the Trustee and each Bondholder who may request such information of the Company's annual report to its shareholders.

               SECTION 4.5. Further Assurances and Corrective Instruments. The Issuer and the Company agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for correcting any inadequate or incorrect description of the Project and for carrying out the intention or facilitating the performance of this Agreement.

               SECTION 4.6. Maintenance of Project by Company. The Company agrees that during the term of this Agreement it will pay all costs of operating, maintaining and repairing the Project; provided, however, that the Company shall not be under any obligation to renew, repair or replace any inadequate, obsolete, worn-out, unsuitable, undesirable or unnecessary portion of the Project. In any instance where the Company determines that any portion of the Project has become inadequate, obsolete, worn-out, unsuitable, undesirable or unnecessary, the Company may remove such portion of the Project and sell, trade-in, exchange or otherwise dispose of such removed portion without any notice to or responsibility or accountability to the Issuer, the Trustee or the Bondholders therefor.

               SECTION 4.7. Redemption or Purchase of Bonds. The Issuer shall take all steps then necessary under the applicable provisions of the Indenture for the redemption or purchase (other than a purchase pursuant to Article IV of the Indenture) of Bonds upon receipt, not less than ten days prior to the day on which the Trustee is required to give notice (if any) thereof pursuant to the Indenture, by the Issuer and the Trustee from the Company of a written notice specifying:

                    (a) the principal amount of Bonds to be redeemed or
               purchased;

                    (b) the date of such redemption or purchase; and

                    (c) in the case of a redemption of Bonds, directions to
               mail a notice of redemption.

          In the case of a purchase of Bonds, the written notice to the Trustee shall, if Available Moneys in the Bond Fund are insufficient to purchase the principal amount of Bonds specified in (a) above, be accompanied by a deposit into the Bond Fund of Available Moneys or Government Obligations purchased with Available Moneys sufficient, together with other Available Moneys in the Bond Fund, to make the directed purchase of Bonds.


                                       ARTICLE V

                            EVENTS OF DEFAULT AND REMEDIES

               SECTION 5.1. Events of Default. Each of the following shall be an "Event of Default" under this Agreement:

                         (a) Failure by the Company to pay when due the
                    amounts required to be paid pursuant to the first paragraph of Section 3.2 of this Agreement or the failure by the Company to pay within 30 days of the date due any other amounts required to be paid pursuant to this Agreement.

                         (b) Failure by the Company to observe and perform
                    any covenant, condition or agreement on its part to be observed or performed hereunder, other than as referred to in subsection (a) of this Section 5.1, for a period of 60 days after written notice, specifying such failure and requesting that it be remedied, is given to the Company by the Issuer or the Trustee, unless the Issuer and the Trustee shall agree in writing to an extension of such period prior to its expiration; provided, however, if the failure stated in the notice cannot be corrected within the applicable period, the Issuer and the Trustee will not unreasonably withhold their consent to an extension of such period if corrective action is instituted by the Company within the applicable period and diligently pursued until the default is corrected.

                         (c) The dissolution or liquidation of the Company, except as permitted by Section 4.3 hereof, or the commencement by the Company of any case or proceeding seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it as bankrupt or insolvent or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition, readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar law of the United States or any state, or adjudication of the Company as bankrupt, or an assignment by the Company for the benefit of its creditors, or the entry

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                    by the Company into an agreement of composition with its
                    creditors, or the approval by a court of competent jurisdiction of a petition applicable to the Company in any proceeding for its reorganization instituted under the provisions of Title 11 of the United States Code, as amended, or under any similar statutory provision which may hereafter be enacted.

          The foregoing provisions of Section 5.1(b) are subject to the limitation that, if by reason of force majeure the Company is unable in whole or in part to carry out its agreements herein contained other than those set forth in Section 4.3 hereof, an Event of Default shall not be deemed to have occurred during the continuance of such inability. The term "force majeure" as used herein shall mean the following: acts of God; strikes; lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States or of the State of Georgia or any of their departments, agencies or officials or of any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes; fire; hurricanes; tornadoes; storms; floods; washouts; droughts; arrests; restraints of government and people; civil disturbances; explosions; breakage or accident to machinery, transmission lines, pipes or canals; partial or entire failure of utilities; or any other cause or event not reasonably within the control of the Company. The Company agrees, however, to remedy to the extent practicable with all reasonable dispatch the effects of any force majeure preventing the Company from carrying out its agreements; provided that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of the Company unfavorable to the Company.

               SECTION 5.2. Remedies on Default. Whenever any Event of Default shall have occurred and be continuing, the Issuer may, in addition to any other remedy now or hereafter existing at law, in equity or by statute, take either or both of the following remedial steps:

                    (a) By written notice to the Company, the Issuer (or the
               Trustee on behalf of the Issuer) may declare all amounts payable pursuant to the first paragraph of Section 3.2 of this Agreement to be immediately due and payable, whereupon the same shall become immediately due and payable;

                    (b) The Issuer (or the Trustee on behalf of the Issuer)
               may take whatever action at law or in equity may appear necessary or desirable to collect the amounts referred to in
               (a) above then due and thereafter to become due, or to

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               enforce performance and observance of any obligation,
               agreement or covenant of the Company under this Agreement.

          Any amounts collected pursuant to action taken under this Section
          5.2 shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture or, if the Bonds have been fully paid (or provision for payment thereof has been made in accordance with the provisions of the Indenture) and the fees and expenses of the Trustee and the paying agents and all other amounts required to be paid under the Indenture shall have been paid, to the Company.

               SECTION 5.3. Agreement to Pay Attorneys' Fees and Expenses. In the event the Company should breach any of the provisions of this Agreement and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of amounts payable hereunder or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees that it will on demand therefor pay to the Issuer or the Trustee, as the case may be, the reasonable fees of such attorneys and such other reasonable expenses so incurred by the Issuer and the Trustee.

               SECTION 5.4. No Additional Waiver Implied by One Waiver. In the event any agreement contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.


                                      ARTICLE VI

                                     MISCELLANEOUS

               SECTION 6.1. Term of This Agreement. This Agreement shall remain in full force and effect from the date hereof until such time as all of the outstanding Bonds shall have been fully paid or provision made therefor in accordance with the provisions of the Indenture, whichever shall first occur, and the fees and expenses of the Trustee and any paying agents and all other amounts payable by the Company under this Agreement shall have been paid. Notwithstanding anything herein or in any other document or instrument to the contrary, it is understood and agreed that upon the expiration or termination of this Agreement all right, title and interest in and to the Project, and all improvements, easements, accretions and appurtenances thereto belonging or in any wise appertaining, shall revert to, vest in and belong to the Company and neither the Issuer nor the Trustee shall have any right, title, interest, powers, rights or remedies with respect to the Project hereunder or otherwise.

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               SECTION 6.2. Notices. All notices, certificates or other
          communications hereunder shall be sufficiently given and shall be deemed given when delivered or mailed by registered or certified mail, postage prepaid, addressed as follows: if to the Issuer, at
          P. O. Box 128, Suite 101, 222 West Oglethorpe Avenue, Savannah, Georgia 31402, Attention: Chairman; if to the Company, at 600 Bay Street, East, Savannah, Georgia 31401, Attention: Vice President, Treasurer and Chief Financial Officer, with copies to Southern Company Services, Inc., 64 Perimeter Center East, Atlanta, Georgia 30346, Attention: Corporate Finance Department; and if to the Trustee, at _________________________________________________,
          Attention: Corporate Trust Department. A duplicate copy of each notice, certificate or other communication given hereunder by either the Issuer or the Company to the other shall also be given to the Trustee. The Issuer, the Company and the Trustee may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

               SECTION 6.3. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company and their respective successors and assigns, subject, however, to the limitations contained in Section 4.3 hereof.

               SECTION 6.4. Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

               SECTION 6.5. Amounts Remaining in the Bond Fund. Any amounts remaining in the Bond Fund upon termination of this Agreement shall, to the extent provided by Section 6.08 of the Indenture, belong to and be paid to the Company by the Trustee.

               SECTION 6.6. Amendments. This Agreement may not be effectively terminated except in accordance with the provisions hereof and may not be effectively amended except by a written agreement in accordance with Article XII of the Indenture and signed by the parties hereto.

               SECTION 6.7. Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

               SECTION 6.8. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

               SECTION 6.9. Captions. The captions or headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.

               SECTION 6.10. Other Financing. Notwithstanding anything in this Agreement to the contrary, the Issuer and the Company may hereafter enter into agreements to provide for the financing or refinancing of costs of the Project or any portion thereof in lieu of or in addition to the provisions herein for Additional Bonds.

               IN WITNESS WHEREOF, the Issuer and the Company have caused this Agreement to be executed in their respective corporate names and their respective corporate seals to be hereunto affixed and attested by their duly authorized officers, all as of the date first above written.

                                             SAVANNAH ECONOMIC DEVELOPMENT
                                             AUTHORITY


                                             By:
                                                 President

          ATTEST:

          ___________________________
          Assistant Secretary

                                             SAVANNAH ELECTRIC AND POWER
                                             COMPANY


                                             By:
                                                 Vice President, Treasurer
                                                 and Chief Financial Officer

          ATTEST:

          ___________________________
          Assistant Secretary

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                                                                   EXHIBIT A


                                DESCRIPTION OF PROJECT

               The Project consists of mooring dolphins, pilings and a coal conveying system for offloading coal from barges or ships, including a dock and foundations, pumping, piping, structures, electrical and mechanical equipment, controls and accessories related and subordinate thereto, for purposes of delivering coal to the Company's Plant Kraft (Port Wentworth) in Chatham County, Georgia.








































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